Exhibit 99.1

IMERJN INC (F/K/A XUMANII INTERNATIONAL HOLDINGS CORP.) ANNOUNCES 1 FOR 10,000 REVERSE STOCK SPLIT

Imerjn, Inc. (IMJN) formerly Xumanii International Holdings Corp (XUII) announced that the 1:10,000 reverse split of the Company's common stock becomes effective November 19, 2014.

The new symbol for the common stock will be "IMJN" (the letter "D" will likely be added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred). The Company is in the process of preparing a 15c211 in order to enable the stock to commence trading.

Effective November 19 each 10,000 shares of the Company's issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.00001 per share. The reverse stock split will affect all issued and outstanding shares of the Company's common stock, as well as common stock underlying stock options, stock appreciation rights, restricted stock units, warrants and convertible debentures outstanding immediately prior to the effectiveness of the reverse stock split. The reverse stock split will reduce the number of shares of the Company's common stock currently outstanding from approximately 6 billion to approximately 600,000. No fractional shares will be issued in connection with the reverse split.

Stockholders with shares held in book-entry form or through a bank, broker or other nominee are not required to take any action and will see the impact of the reverse stock split reflected in their accounts after November 19, 2014. Beneficial holders may contact their bank, broker or nominee for more information. Stockholders with shares held in certificate form may exchange their stock certificates for book-entry shares representing the shares of common stock resulting from the reverse stock split. Shortly after November 19, 2014, such stockholders will receive a Letter of Transmittal and instructions for exchanging their certificates from the Company's exchange agent, Broadridge Corporate Issuer Solutions, Inc.

Additional information about the reverse stock split can be found in the Company's definitive proxy statement filed with the Securities and Exchange Commission on October 22, 2014, a copy of which is available at www.sec.gov or at www.imerjn.com under the SEC Filings tab located on the Investors page.